MIDWAY GOLD CORP.
RAISING THE BAR IN EXPLORATION

January 8, 2009

TSX Venture Exchange Symbol: MDW
NYSE Alternext Symbol: MDW
Website: www.midwaygold.com

OPTIONS GRANTED

Midway Gold Corp. (the "Midway") reports that pursuant to Midway's shareholder approved combined incentive and non-qualified stock option plan, the board of directors of Midway has granted incentive and non-qualified stock options on a total of 1,415,000 shares of Midway's common stock exercisable for up to five years at a price of $0.56 per share being the closing price of Midway's common shares on the day prior to grant. Some of the options are subject to vesting provisions and all of the options granted are subject to any applicable regulatory hold periods.

Midway regrets to report that Brian McAlister has retired from the board of directors of Midway. Midway thanks Mr. McAlister for his vision and service while he was a director.

Midway Gold Corp. is a precious metals exploration company, listed on the NYSE Alternext Stock Exchange and on the TSX Venture Exchange under the symbol "MDW." Midway's focus is creating value for shareholders through the discovery and development of quality new precious metal resources in politically stable mining areas. Midway has four advanced stage gold exploration projects and four early stage exploration projects that control over 60 square miles of mineral rights along three major gold trends in Nevada and Washington.

ON BEHALF OF THE BOARD

"Alan Branham"

Alan Branham, President and CEO

For further information, please contact Alan Branham (877) 475-3642 (toll-free).